UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014 (December 19, 2014)

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PRAXAIR, INC.
(Exact name of registrant as specified in its charter)

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Delaware	1-11037	06-1249050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

39 Old Ridgebury Road
Danbury, CT 06810-5113
(Address of principal executive offices)

(203) 837-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On December 19, 2014, Praxair, Inc. (the “Company”) entered into a Credit Agreement among the Company, the lenders listed therein and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”).  The Credit Agreement replaces the Company’s credit agreement, dated as of July 26, 2011, among the Company, the lenders listed therein and Bank of America, N.A., as Administrative Agent, Citibank, N.A. (the “Prior Credit Agreement”).

The Credit Agreement provides for aggregate revolving commitments of $2,500,000,000 (increased from $2,000,000,000 under the Prior Credit Agreement), which may be borrowed in U.S. Dollars, British Sterling, Canadian Dollars, Euros or Swiss Francs.  The commitments under the Credit Agreement will expire on December 19, 2019 (extended from July 26, 2016, under the Prior Credit Agreement).  The interest rate for borrowings under the Credit Agreement will be equal to LIBOR plus a fixed spread per a schedule based on the Company’s long-term debt ratings.  Other significant terms of the Credit Agreement have remained generally consistent with the Prior Credit Agreement, including the covenant to maintain a ratio of consolidated total debt to consolidated capitalization not to exceed 70% except in certain circumstances.  The Credit Agreement is available for general corporate purposes and supports the Company’s commercial paper program.  As of the date of this Report, the Company has no amounts drawn under the Credit Agreement.

The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by the terms and provisions of the Credit Agreement filed as Exhibit 10.1 to this report and is incorporated by reference into this Item 1.01.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibit.  The following exhibit is filed herewith:

Exhibit No.	Description
10.1	Credit Agreement, dated as of December 19, 2014, among the Company, the lenders party thereto, the issuing lenders referred to therein and Bank of America, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2014

PRAXAIR, INC. By: /s/ James T. Breedlove James T. Breedlove Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement, dated as of December 19, 2014, among the Company, the lenders party thereto, the issuing lenders referred to therein and Bank of America, N.A., as Administrative Agent.